Exhibit 10.3

EMPLOYEE MATTERS AGREEMENT

by and among

DANAHER CORPORATION,

POTOMAC HOLDING LLC

and

NETSCOUT SYSTEMS, INC.

dated as of

July 14, 2015

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EMPLOYEE MATTERS AGREEMENT

This Employee Matters Agreement (this “Agreement”) is dated as of July 14, 2015, by and among Danaher Corporation, a Delaware corporation (“Danaher”), Potomac Holdings LLC, a Delaware limited liability company and presently a wholly owned Subsidiary of Danaher (“Newco”), and NetScout Systems, Inc., a Delaware corporation (“NetScout”) (each a “Party” and together, the “Parties”).

R E C I T A L S:

WHEREAS, Danaher is engaged, directly or indirectly, in the Communications Business;

WHEREAS, the Board of Directors of Danaher has determined that it is advisable and in the best interests of Danaher and Danaher’s stockholders to separate the Communications Business from the other businesses of Danaher and to divest the Communications Business in the manner contemplated by the Separation and Distribution Agreement, dated as of October 12, 2014 (the “Distribution Agreement”), by and among Danaher, Newco and NetScout, and the Merger Agreement, dated as of October 12, 2014 (the “Merger Agreement”), by and among Danaher, Newco, NetScout, RS Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of NetScout (“Merger Sub”), and RS Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of NetScout (“Merger Sub II”);

WHEREAS, Danaher currently indirectly owns all of the common units representing limited liability company membership interests of Newco (the “Newco Common Units”);

WHEREAS, the Parties contemplate that, pursuant to the Merger Agreement, immediately after the Distribution and at the Effective Time, Merger Sub shall be merged (the “First Merger”) with and into Newco, with Newco surviving the First Merger as a wholly owned subsidiary of NetScout, and the Newco Common Units shall be converted into the right to receive shares of common stock of NetScout on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware General Corporation Law and the Delaware Limited Liability Company Act;

WHEREAS, immediately following the First Merger, Newco will merge with and into Merger Sub II, with Merger Sub II surviving the merger (together with the First Merger, the “Mergers”) in the manner contemplated by the Merger Agreement on the terms and subject to the conditions of the Merger Agreement and in accordance with the Delaware Limited Liability Company Act; and

WHEREAS, pursuant to the Distribution Agreement, Danaher and Newco have agreed to enter into this Agreement for the purpose of allocating assets, Liabilities and responsibilities with respect to certain employee matters and employee compensation and benefit plans and programs between them and to address certain other employment-related matters.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Distribution Agreement, and the following terms shall have the following meanings:

“Action” means any demand, charge, claim, action, suit, counter suit, arbitration, mediation, hearing, inquiry, proceeding, audit, review, complaint, litigation or investigation, or proceeding of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Automatic Transfer Employees” shall mean any Newco Employee, where local employment Laws, including but not limited to the Transfer Regulations, provide for an automatic transfer of such employees to Newco by operation of Law upon the transfer of a business as a going concern and such business transfer occurs as a result of the transactions contemplated by the Separation Agreement.

“Benefit Arrangement” means each Benefit Plan and Benefit Policy.

“Benefit Plan” means, with respect to an entity, each compensation or employee benefit plan, program, policy, agreement or other arrangement, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including any benefit plan, program, policy, agreement or arrangement providing cash- or equity-based compensation or incentives, health, medical, dental, vision, disability, accident or life insurance benefits or vacation, severance, retention, change in control, termination, deferred compensation, individual employment or consulting, retirement, pension or savings benefits, supplemental income, retiree benefit, relocation or other fringe benefit (whether or not taxable), or employee loans, that are sponsored or maintained by such entity (or to which such entity contributes or is required to contribute or in which it participates), and excluding workers’ compensation plans, policies, programs and arrangements.

“Benefit Policy” means, with respect to an entity, each plan, program, arrangement, agreement or commitment that is a vacation pay or other paid or unpaid leave policy or practice sponsored or maintained by such entity (or to which such entity contributes or is required to contribute) or in which it participates.

“Business Day” means any day that is not a Saturday, a Sunday or other day that is a statutory holiday under the federal Laws of the United States. In the event that any action is required or permitted to be taken under this Agreement on or by a date that is not a Business Day, such action may be taken on or by the Business Day immediately following such date.

“Cancelled Danaher Equity Award Value” means, with respect to each Newco Employee who is a holder of Cancelled Danaher Equity Awards, a dollar value equal to the sum of (i) the Cancelled Danaher Option Value in respect of the Cancelled Danaher Options held by such Newco Employee and (ii) the Cancelled Danaher Restricted Stock Unit Value in respect of the Cancelled Danaher Restricted Stock Units held by such Newco Employee.

“Cancelled Danaher Equity Awards” has the meaning set forth in Section 7.2.

“Cancelled Danaher Option Conversion Ratio” means the quotient of (i) the total number of shares of Danaher Common Stock subject to a Cancelled Danaher Option as of immediately prior to the Closing Date, divided by (ii) 2.5.

“Cancelled Danaher Option Value” means, with respect to each Cancelled Danaher Option, an amount equal to the greater of (i) the product of (x) the total number of shares of Danaher Common Stock subject to such Cancelled Danaher Option as of immediately before the Closing Date and (y) the excess of (1) the Danaher Closing Trading Price over (2) the exercise price per share of such Cancelled Danaher Option; and (ii) the product of (x) the Cancelled Danaher Option Conversion Ratio, multiplied by (y) the Danaher Closing Trading Price.

“Cancelled Danaher Options” has the meaning set forth in Section 7.2.

“Cancelled Danaher Restricted Stock Unit Value” means, with respect to each Cancelled Danaher Restricted Stock Unit, an amount equal to the Danaher Closing Trading Price.

“Cancelled Danaher Restricted Stock Units” has the meaning set forth in Section 7.2.

“Closing” has the meaning given to such term in the Merger Agreement.

“Closing Date” has the meaning given to such term in the Merger Agreement.

“Code” means the United States Internal Revenue Code of 1986 (or any successor statute), as amended from time to time.

“Collective Bargaining Agreement” means all agreements with the collective bargaining representatives, employee representative, trade union, labor or management organization, group of employees, or works councils or similar representative bodies of Newco Employees including all national or sector specific collective agreements which are applicable to Newco Employees, in each case in effect immediately prior to the Separation Time that set forth terms and conditions of employment of Newco Employees, and all modifications of, or amendments to, such agreements and any rules, procedures, awards or decisions of competent jurisdiction interpreting or applying such agreements.

“Communications Business” has the meaning set forth in the Distribution Agreement.

“Consents” means any consents, waivers or approvals from, or notification requirements to, or authorizations by, any third parties.

“Contract” means any legally binding written or oral agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, sales order, purchase order, license, sublicense, insurance policy, benefit plan or commitment or undertaking of any nature, excluding any Permit.

“Danaher” has the meaning given to such term in the preamble.

“Danaher Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the Danaher Group or any ERISA Affiliate thereof.

“Danaher Closing Trading Price” means the per share closing trading price of Danaher Common Stock trading on the “regular way” basis on the New York Stock Exchange on the day before the Distribution Date.

“Danaher Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of Danaher.

“Danaher Group” means Danaher and each of its Subsidiaries or Affiliates, but excluding any member of the Newco Group.

“Danaher Indemnitees” means Danaher, each member of the Danaher Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Danaher Group (in each case, in their respective capacities as such) (excluding any shareholder of Danaher), together with their respective heirs, executors, administrators, successors and assigns.

“Danaher Non-U.S. Retirement Plan” means the Danaher Benefit Arrangements set forth on Schedule A, which Schedule A may be supplemented from time to time for sixty (60) days following the date hereof.

“Danaher Non-U.S. Savings Plan” means the Danaher Benefit Arrangements set forth on Schedule B, which Schedule B may be supplemented from time to time for sixty (60) days following the date hereof.

“Danaher NQDC Plan” means the Amended & Restated Danaher Corporation & Subsidiaries Executive Deferred Compensation Plan.

“Danaher Option” means an option to purchase shares of Danaher Common Stock granted pursuant to one of the Danaher Stock Plans and held by a Newco Employee as of immediately before the Closing Date.

“Danaher Restricted Stock Unit” means a unit granted by Danaher pursuant to one of the Danaher Stock Plans representing a general unsecured promise by Danaher to deliver a share of Danaher Common Stock upon the satisfaction of a vesting requirement and held by a Newco Employee as of immediately before the Closing Date.

“Danaher Stock Plans” means, collectively, (i) the Danaher Corporation 2007 Stock Incentive Plan, as amended, and (ii) the Danaher Corporation Amended and Restated 1998 Stock Option Plan.

“Danaher U.S. Retirement Plan” means the Danaher Corporation & Subsidiaries Pension Plan.

“Danaher U.S. Savings Plan” means Danaher Corporation & Subsidiaries Retirement & Savings Plan.

“Danaher Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by Danaher or any member of the Danaher Group and in which Newco Employees participate immediately prior to the Separation Time.

“Delayed Transfer Date” means the date on which it is determined in accordance with Section 2.10 of this Agreement that a Delayed Transfer Newco Employee is eligible to return to active service. A Delayed Transfer Newco Employee will become a Newco Employee only if and when such Delayed Transfer Newco Employee returns to active service for any member of the Danaher Group within six (6) months following the Effective Time or such longer period as required by Law or otherwise agreed to by the Parties.

“Delayed Transfer Newco Employee” means each Newco Employee who is not actively at work as of the Separation Date as a result of (i) disability (either long-term or short term, in either case as defined in the applicable program or arrangement maintained or sponsored by Danaher or another member of the Danaher Group) or (ii) approved leave of absence; provided that in no event shall any Newco Employee whose employment transfers to Newco as of or prior to the Separation Date pursuant to applicable Law be deemed to be a Delayed Transfer Newco Employee.

“Designated Person” has the meaning set forth in Section 2.10(b).

“Distribution” has the meaning given to such term in the Merger Agreement.

“Distribution Agreement” has the meaning set forth in the recitals.

“Distribution Date” has the meaning given to such term in the Distribution Agreement.

“Effective Time” has the meaning given to such term in the Merger Agreement.

“Employee Representative” means any works council, employee representative, trade union, labor or management organization, group of employees or similar representative body for Newco Employees.

“Employment Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Employment Tax) required to be supplied to, or filed with, a Tax authority in connection with the determination, assessment or collection of any Employment Tax or the administration of any laws, regulations or administrative requirements relating to any Employment Tax (whether or not a payment is required to be made with respect to such filing).

“Employment Taxes” means any federal, state, local or foreign Taxes, charges, fees, duties, levies, imposts, rates, social security contributions or other assessments or obligations imposed on, due or asserted to be due from (i) employees or deemed employees of the Danaher Group or employees or deemed employees of the Newco Group or (ii) the Danaher Group or the Newco Group as employers or deemed employers of such employees, including employers’ and employees’ portions of Federal Insurance Contributions Act (“FICA”) Taxes, employers’ Federal Unemployment Tax Act (“FUTA”) taxes and state and local unemployment insurance taxes (“SUTA”), and employers’ withholding, reporting and remitting obligations with respect to any such Taxes or employees’ federal, state and local income taxes that are imposed on or due from employees or deemed employees of the Danaher Group or the Newco Group.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

“ESPP” has the meaning set forth in Section 8.5.

“First Merger” has the meaning set forth in the recitals.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or self-regulatory organization.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnifying Party” has the meaning set forth in Section 9.2(b).

“Indemnitee” means each Danaher Indemnitee, Newco Indemnitee or NetScout Indemnitee.

“Indemnity Payment” has the meaning set forth in Section 9.3(a).

“Information” means information in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, Contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data but in any case excluding back-up tapes.

“Integration Team” has the meaning set forth in Section 2.10(b).

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law (including common law), ordinance, regulation, rule, code or other legally enforceable requirement of, or Order issued by, a Governmental Authority.

“Liabilities” means all debts, liabilities (including liabilities for Employment Taxes), guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence, strict liability or relating to Employment Taxes payable by a Person in connection with compensatory payments to employees or independent contractors) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto.

“Losses” has the meaning given to such term in the Distribution Agreement.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Merger Sub II” has the meaning set forth in the recitals.

“NetScout” has the meaning set forth in the preamble.

“NetScout Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to by any member of the NetScout Group or any ERISA Affiliate thereof immediately following the Effective Time.

“NetScout Closing Trading Price” means the per share closing trading price of NetScout Common Stock trading on the “regular way” basis on the NASDAQ Global Market on the Closing Date.

“NetScout Group” means NetScout and each of its Affiliates, including after the Closing, the Newco Group.

“NetScout Indemnitees” means NetScout, each member of the NetScout Group, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the NetScout Group (in each case, in their respective capacities as such) (excluding any shareholder of NetScout), together with their respective heirs, executors, administrators, successors and assigns.

“NetScout Non-U.S. Retirement Plan” has the meaning set forth in Section 3.2(b).

“NetScout Non-U.S. Savings Plan” has the meaning set forth in Section 4.2(b).

“NetScout Restricted Stock Unit” means a unit issued by NetScout representing a general unsecured promise by NetScout to deliver a share of NetScout Common Stock upon the satisfaction of a vesting requirement, which unit is issued pursuant to Section 7 hereof under a stock plan maintained by NetScout.

“NetScout U.S. Savings Plans” has the meaning set forth in Section 4.1(b).

“NetScout Welfare Plans” means any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA) maintained by NetScout or any member of the NetScout Group and in which Newco Employees participate following the Effective Time.

“Newco” has the meaning set forth in the preamble.

“Newco Benefit Arrangement” means any Benefit Arrangement sponsored, maintained or contributed to exclusively by one or more members of the Newco Group.

“Newco Employee” means, as of the Separation Date (i) each employee of Danaher’s Tektronix Communications business, (ii) each employee of Danaher’s Arbor Networks business and (iii) each other employee of any member of the Danaher Group who is determined in accordance with Section 2.10 hereof to be either (A) primarily dedicated to the Communications Business in the ordinary course or (B) required for the ongoing operation of the Communications Business, and in all cases regardless of whether any such employee is actively at work as of the Separation Date or is not actively at work as of Separation Date as a result of disability or illness, an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993), vacation, personal day or similar short- or long-term absence.

“Newco Group” means Newco and each of the Newco Subs. Each of the Newco Subs shall be deemed to be members of the Newco Group as of the Separation Time and at all times thereafter up to the Effective Time.

“Newco Indemnitees” means Newco, each member of the Newco Group, NetScout (from and after the Separation Time), and each of their respective successors and assigns, and all Persons who are or have been shareholders, directors, partners, managers, managing members, officers, agents or employees of any member of the Newco Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns.

“Newco Independent Contractors” means (i) each independent contractor who provides services to Danaher’s Tektronix Communications business, (ii) each independent contractor who provides services to Danaher’s Arbor Networks business and (iii) each other independent contractor of any member of the Danaher Group who is determined in accordance with Section 2.10 hereof to be either (A) primarily dedicated to the Communications Business in the ordinary course or (B) required for the ongoing operation of the Communications Business.

“Newco Subs” has the meaning set forth in the Distribution Agreement.

“Non-Automatic Transfer Employees” shall mean any Newco Employee who is not an Automatic Transfer Employee.

“Non-Designated Person” has the meaning set forth in Section 2.10(b).

“NQDC Plan” means a plan providing for the deferral of compensation that are not tax qualified within the meaning of the Section 401(a) of the Code.

“Order” means any: (i) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel or (ii) Contract with any Governmental Authority entered into in connection with any Action.

“Participating Company” means Danaher or any Person (other than an individual) participating in a Danaher Benefit Arrangement.

“Party” or “Parties” has the meaning set forth in the preamble.

“Pension Transfers” has the meaning set forth in Section 3.2.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Potential Transferees” has the meaning set forth in Section 2.10(b).

“Separation Date” has the meaning set forth in the Distribution Agreement.

“Separation Time” has the meaning set forth in the Distribution Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity (including partnerships and other business associations and joint ventures) of which at least a majority of the voting power represented by the outstanding capital stock or other voting securities or interests having voting power under ordinary circumstances to elect directors or similar members of the governing body of such corporation or entity (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests in such corporation or entity) shall at the time be held, directly or indirectly, by such Person.

“Tax” or “Taxes” means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income,

gross receipts, excise, real or personal property, sales, use, transfer, customs, duties, franchise, receipts, license, stamp, occupation, Employment Taxes or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

“Tax Benefit Amount” has the meaning set forth in Section 7.3(b).

“Third-Party Claim” has the meaning set forth in Section 9.2(b).

“Third-Party Proceeds” has the meaning set forth in Section 9.3(a).

“Transfer Objection” has the meaning set forth in Section 2.9(e).

“Transfer Regulations” means (i) all laws of any EU Member State implementing the EU Council Directive 2001/23/EC of 12 March 2001 on the approximation of the laws of the Member States relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of undertakings or businesses (the “Acquired Rights Directive”) and legislation and regulations of any EU Member State implementing such Acquired Rights Directive, and (ii) any similar laws in any jurisdiction providing for an automatic transfer, by operation of law, of employment in the event of a transfer of business.

Section 1.2 References; Interpretation. Unless the context otherwise requires:

(a) references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement;

(b) references in this Agreement to any time shall be to the then prevailing New York City, New York time unless otherwise expressly provided herein; and

(c) references to an individual as an “Employee” are descriptive only and are not necessarily intended to mean that an individual is in fact an employee of any Party.

Section 1.3 Relation to Other Documents. To the extent there is any inconsistency between this Agreement and the terms of another agreement pertaining to the Separation or Mergers (other than any Collective Bargaining Agreement) that is the subject of this Agreement and such inconsistency (i) arises in connection with or as a result of employment with or the performance of services before or after the Separation for any member of the Danaher Group, Newco Group or NetScout Group and (ii) relates to the allocation of Liabilities attributable to the employment, service, termination of employment or termination of service of all present or former Danaher employees or Newco Employees or any of their dependents and beneficiaries (and any alternate payees in respect thereof) and other service providers (including any individual who is, or was or is determined to be an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the Danaher Group or the Newco Group), the terms of this Agreement shall prevail.

ARTICLE II

GENERAL PRINCIPLES

Section 2.1 Assumption and Retention of Liabilities; Related Assets.

(a) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement, Danaher shall, or shall cause one or more members of the Danaher Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Danaher Benefit Arrangements, except for any such Liabilities relating to Newco Employees, whenever incurred; (ii) subject to Section 2.1(b), all Liabilities with respect to the employment, service, termination of employment or termination of service of all employees and independent contractors (other than Newco Employees and Newco Independent Contractors) of any member of the Danaher Group and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities relating to the transfer of Newco Employees from the Danaher Group to the Newco Group that arise in respect of any applicable notice and/or severance obligations or obligations to notify and/or consult in compliance with a Collective Bargaining Agreement or applicable Law, including but not limited to the Transfer Regulations; provided that any such Liabilities do not arise because of a failure of any member of the Newco Group or NetScout, as applicable, to offer or provide compensation or employee benefits as required by this Agreement, other than Liabilities to the extent caused by an action, or failure to act, by Danaher which in any case constitutes a breach of this Agreement; and (iv) any other Liabilities or obligations expressly assigned to Danaher or any of its Affiliates under this Agreement.

(b) Effective as of the Separation Time, except as otherwise expressly provided for in this Agreement but notwithstanding the provisions of Section 2.1(a), Newco shall, or shall cause one or more members of the Newco Group to, assume or retain, as applicable, and pay, perform, fulfill and discharge, in due course in full, (i) all Liabilities under all Danaher Benefit Arrangements relating to Newco Employees, whenever incurred, and all Liabilities under Newco Benefit Arrangements; (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all Newco Employees and Newco Independent Contractors and their dependents and beneficiaries (and any alternate payees in respect thereof); (iii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all individuals who are not Newco Employees or Newco Independent Contractors but where (and to the extent) the act or omission giving rise to such Liability arose while such individual was employed in or providing substantial services to the Communications Business; and (iv) any other Liabilities or obligations expressly assigned to Newco or any of its Affiliates under this Agreement.

(c) From time to time after the Separation Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are, or that have been made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates. Any such reimbursement shall be equal to the cost actually incurred by the Party requesting reimbursement and shall be submitted to the other Party within 30 days of the payment by the Party requesting reimbursement.

(d) Subject to applicable Law and the Tax Matters Agreement, Danaher shall retain responsibility for all employee-related regulatory filings for reporting periods ending at or prior to the Effective Time, except for Equal Employment Opportunity Commission EEO-1 reports and affirmative action program (AAP) reports and responses to Office of Federal Contract Compliance Programs (OFCCP) submissions, for which Danaher shall provide data and information (to the extent permitted by applicable Laws and consistent with Section 10.1) to Newco, which shall be responsible for making such filings in respect of Newco Employees.

(e) Danaher shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Danaher Group. Danaher shall be liable for all Employment Taxes due on any such Employment Tax Return. Danaher, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, contest, dispute, or other proceeding relating to Employment Taxes of any member of the Danaher Group. Newco shall be the responsible party for preparing and timely filing or causing to be prepared and timely filed all Employment Tax Returns of any member of the Newco Group with respect to periods (or portions thereof) following the Distribution Date. Newco shall be liable for all Employment Taxes due on any such Employment Tax Return. Newco, at its sole expense, shall have exclusive control over the conduct and resolution of any audit, litigation, context, dispute, or other proceeding relating to Employment Taxes of the Newco Group.

(f) Notwithstanding anything set forth in this Agreement to the contrary, to the extent that any provision of this Agreement would require any member of the Newco Group or the NetScout Group to assume any Liability or otherwise perform any obligation in respect of a Delayed Transfer Newco Employee, such assumption or performance shall not occur or otherwise become effective until the Delayed Transfer Date applicable to such Delayed Transfer Newco Employee.

Section 2.2 Treatment of Compensation and Benefit Arrangements.

(a) Unless otherwise required by a Collective Bargaining Agreement and except as otherwise expressly provided for in this Agreement, and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group at the Separation Time pursuant to the Transfer Regulations, (i) for a period of twelve (12) months following the Closing Date (or such shorter period as any such Newco Employee is employed by NetScout or one of its Affiliates), NetScout will provide or cause to be provided to each Newco Employee (A) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate provided to such Newco Employee immediately prior to the Separation Time and (B) a target annual cash bonus opportunity no less favorable than the target annual cash bonus opportunity in effect for such Newco Employee, if any, immediately prior to the Separation Time, and (ii) for a period beginning within a reasonable period of time following the Closing Date and ending on December 31 of the calendar year in which the Closing Date occurs (or such shorter period as any such Newco Employee is employed by NetScout or one of its Affiliates), NetScout will use its reasonable best efforts to provide or cause to be provided to each Newco Employee health and welfare and retirement benefits that are no less favorable than those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the date hereof (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

(b) Without limiting Section 2.2(a) and subject to the Newco Group’s obligations in relation to employees who transfer to the Newco Group as of the Separation Time pursuant to the Transfer Regulations and applicable Law, for a period of twelve (12) months following the Effective Time, NetScout shall provide or cause to be provided to each Newco Employee not covered by Collective Bargaining Agreements severance benefits calculated in a manner no less favorable than those such Newco Employee would have received upon a termination of employment or service immediately prior to the Separation Time.

Section 2.3 Establishment of Newco Benefit Arrangements and Participation in Danaher Benefit Arrangements. Prior to the Effective Time, any member of the Newco Group may establish or maintain Newco Benefit Arrangements in accordance with the provisions of Section 2.10 of this Agreement. Except as otherwise expressly provided for in this Agreement or as otherwise expressly agreed to in writing between the Parties, effective as of the Effective Time, (i) Newco and each member of the Newco Group, to the extent applicable, shall cease to be a Participating Company in any Danaher Benefit Arrangement and (ii) each Newco Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any Danaher Benefit Arrangement (except to the extent of obligations that accrued before the Effective Time and that remain a Liability of any member of the Danaher Group pursuant to this Agreement), and Danaher and Newco shall take all necessary action to effectuate each such cessation. Notwithstanding the above, and in the event it is not administratively feasible or practicable to provide coverage to Newco Employees immediately as of the Effective Time under NetScout Benefit Arrangements (as determined by NetScout), Danaher will confer with NetScout regarding the provision of continued coverage for Newco Employees in Danaher Benefits Arrangements after the Effective Time on terms and conditions satisfactory to Danaher.

Section 2.4 Service Recognition. Effective as of the Effective Time, and in addition to any applicable obligations under the Transfer Regulations or other applicable Law, NetScout shall, and shall cause each member of the NetScout Group to, give each Newco Employee full credit for purposes of eligibility, vesting, and determination of level of benefits under any NetScout Benefit Arrangement for such Newco Employee’s service with any member of the Danaher Group or Newco Group or any predecessor thereto prior to the Effective Time, to the same extent such service was recognized by the applicable Danaher Benefit Arrangement immediately prior to the Effective Time; provided, that, such service shall not be recognized to the extent such recognition would result in the duplication of benefits. In addition, and without limiting the generality of the foregoing provisions of this Section 2.4, (i) NetScout shall use reasonable efforts to cause each Newco Employee to be immediately eligible to participate, without any waiting time, in any and all NetScout Benefit Arrangements to the extent coverage under the NetScout Benefit Arrangement is provided by NetScout to similarly situated employees in the applicable jurisdiction as of the Effective Time, (ii) for purposes of each NetScout Benefit Arrangement that is a medical, dental or vision benefit plan, NetScout shall use reasonable efforts to cause all pre-existing condition exclusions and actively-at-work requirements of such NetScout Benefit Arrangement to be waived for such employee and his or her covered dependents, and (iii) NetScout shall use reasonable efforts to cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Danaher Benefit Arrangement ending on the date such employee’s participation in the corresponding NetScout Benefit Arrangement begins to be taken into account under such NetScout Benefit Arrangement for purposes of satisfying all deductible, coinsurance and maximum out-of pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the NetScout Benefit Arrangement.

Section 2.5 Collective Bargaining Agreements. Notwithstanding anything in this Agreement to the contrary, prior to the Effective Time, Danaher and Newco shall, to the extent required by applicable Law, take or cause to be taken all actions that are necessary (if any) for Newco or a member of the Newco Group to continue to maintain or to assume and honor any Collective Bargaining Agreements and any pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of employment by the Newco Group) in respect of any Newco Employees and any Employee Representatives. As of the Effective Time, NetScout shall, or shall cause Newco or a member of the Newco Group to continue to maintain or to assume and honor, to the extent required by applicable Law, all Collective Bargaining Agreements and pre-existing collective bargaining relationships (in each case including obligations that arise in respect of the period both before and after the date of a Newco Employee’s employment by the Newco Group) applicable to any Newco Employee immediately before the Effective Time. Nothing in this Agreement is intended to alter the provisions of any Collective Bargaining Agreement or modify in any way the obligations of the Danaher Group or the Newco Group to any Employee Representative or any other Person as described in such agreement.

Section 2.6 No Acceleration of Benefits. Except as otherwise provided in this Agreement, no provision of this Agreement shall be construed to create any right, or accelerate vesting or entitlement, to any compensation or benefit whatsoever on the part of any Newco Employee or other former, current or future employee of the Danaher Group or Newco Group under any Benefit Arrangement of the Danaher Group or Newco Group.

Section 2.7 Amendment Authority. Except as otherwise provided in this Agreement, nothing in this Agreement is intended to prohibit any member of the Danaher Group, Newco Group or NetScout Group from amending or terminating any employee benefit plans, policies or compensation programs at any time on or after the Separation Date.

Section 2.8 No Commitment to Employment or Benefits. Nothing contained in this Agreement shall be construed as a commitment or agreement on the part of any individual to continue employment with the Danaher Group, Newco Group or NetScout Group or, except as otherwise provided in this Agreement, as a commitment on the part of the Danaher Group, Newco Group or NetScout Group to continue the employment, compensation, or benefits of any individual for any period or to provide any recall or similar rights to an individual on layoff or any type of leave of absence. This Agreement is solely for the benefit of the Danaher Group, Newco Group and NetScout Group and, except to the extent otherwise expressly provided herein, nothing in this Agreement, express or implied, is intended to confer any rights, benefits, remedies, obligations or Liabilities under this Agreement upon any Person, including any Newco Employee or other current or former employee, officer, director or contractor of the Danaher Group, Newco Group or NetScout Group, other than the Parties and their respective successors and assigns.

Section 2.9 Certain Employment Transfers.

(a) Danaher shall use reasonable best efforts to cause each Newco Employee to be employed by a member of the Newco Group at the Separation Time in accordance with applicable Law. Danaher Group and Newco Group agree to execute, and to seek to have the applicable Newco Employees execute, such documentation, if any, as may be necessary to reflect the transfer of employment described in this Section 2.9. NetScout shall provide the information, within reason, as requested by Danaher and its Affiliates in sufficient time to enable Danaher and its Affiliates to meet their information and consultation requirements pursuant to the Transfer Regulations, any Collective Bargaining Agreement or otherwise, provided that any such requests are timely received.

(b) Automatic Transfer Employees shall not be terminated upon the Separation Time, but rather the rights, powers, duties, liabilities and obligations of Danaher (or the appropriate member of the Danaher Group) to such employees with respect to their material terms of employment in force immediately before the Separation Date shall be transferred to the appropriate member of the Newco Group, but only to the extent required by, and only then in accordance with, applicable Law.

(c) For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of termination/resignation and re-hire, the appropriate member of the Newco Group shall offer employment to each such employee effective on the Separation Date. Each such offer will be at such employee’s same location and same base salary as is in effect immediately before the Separation Date and otherwise on substantially the same terms and conditions of employment in the aggregate as was provided by the appropriate member of the Danaher Group immediately before the Separation Date, and which shall comply with the requirements of Section 2.2 to the extent permitted by Law. For Non-Automatic Transfer Employees outside of the United States where the transfer of employment is by way of employer substitution, the appropriate member of the Danaher Group shall effectuate an employer substitution on the Separation Date with respect to the employees, in accordance with applicable Law, pursuant to which each appropriate member of the Newco Group will employ the employees, and will acknowledge and accept all rights, obligations, duties, and responsibilities with respect to such employees as of the Separation Date. Such employer substitution shall comply with the requirements of Section 2.2, the extent permitted by Law.

(d) Notwithstanding anything set forth in this Agreement to the contrary, the provisions of this Section 2.9 will not apply to any Delayed Transfer Newco Employee until the Delayed Transfer Date applicable to such Delayed Transfer Newco Employee, unless otherwise required by Law.

(e) To the extent a Newco Employee objects, rejects or refuses to transfer to Newco Group (a “Transfer Objection”), such employee shall remain employed by Danaher, or the appropriate member of the Danaher Group, to the extent permitted by Law. To the extent a Newco Employee transfers to Newco Group despite such employee’s Transfer Objection, provided that the Transfer Objection is not due to NetScout’s failure to comply with any of its obligations under this Agreement, Danaher shall reimburse and otherwise fully indemnify NetScout for any Liabilities arising out of the subsequent termination or separation of employment of such Newco Employee, including the costs of notice and severance, arising or resulting from such employee’s objection, rejection or refusal to transfer. NetScout shall take all reasonable steps to minimize such Liabilities including giving Danaher the opportunity to re-employ such individual.

Section 2.10 Identification of Newco Employees and Independent Contractors.

(a) Each employee of, or independent contractor providing services to, Danaher’s Arbor Networks business or Danaher’s Tektronix Communications business immediately prior to the Separation Time shall automatically be treated as a Newco Employee or Newco Independent Contractor hereunder, respectively.

(b) With respect to identifying which employees and independent contractors of Danaher’s Fluke Network’s business who are not fully dedicated to the Communications Business should be treated as a Newco Employee or Newco Independent Contractor, respectively, (the “Potential Transferees”), the Parties agree to establish a human resources integration team (“Integration Team”) not later than one (1) month following the date of this Agreement consisting from time to time of eight (8) individuals (or such other number as agreed by the Parties), one-half of whom are employees of Danaher as designated by the vice president of human resources of Danaher and one half of whom are employees of NetScout as designated by the vice president of human resources of NetScout or other designee as determined by NetScout. Such integration team shall work in good faith to identify and resolve any dispute regarding whether a Potential Transferee should be designated as a Newco Employee or Newco Independent Contractor (a “Designated Person”) or as a Danaher employee not designated as a Newco Employee or Newco Independent Contractor (a “Non-Designated Person”), with a goal of providing the Newco Group with sufficient operational and management employees and service providers to operate and manage the Communications Business on a reasonable basis in the opinion of Danaher based upon its experience of operating the Communications Business. To the extent such human resources integration team is unable to agree on the identity of Newco Employees and/or Newco Independent Contractors not later than two (2) months prior to the contemplated Separation Time, the respective chief human resources officers of Danaher and NetScout shall act in good faith to resolve such disagreement not later than the Closing Date. If such disagreement cannot be resolved in good faith, then the vice president of human resources of Danaher shall make the final determination. Notwithstanding the foregoing provisions of this Section 2.10 or the definition of “Newco Employee” or “Newco Independent Contractor” to the contrary, the identification of Newco Employees and Newco Independent Contractors shall be made subject to and in accordance with the provisions of any applicable collective bargaining obligation and Collective Bargaining Agreement and otherwise in accordance with applicable Law. Additionally, to the extent any member of the Newco Group desires to adopt or maintain a Newco Benefit Arrangement on behalf of Newco Employees prior to the Effective Time, the terms and conditions of any such Newco Benefit Arrangement must be approved and authorized by the Integration Team. If the Integration team is unable to agree on the establishment or terms and conditions of a Newco Benefit Arrangement, the respective chief human resources officers of Danaher and NetScout shall act in good faith to resolve such disagreement as soon as practicable.

Section 2.11 Information and Consultation.

(a) Following entry into this Agreement, Danaher shall and shall cause its Subsidiaries and each member of the Newco Group that is to employ any Newco Employee to comply with all requirements and obligations to inform, consult or otherwise notify any Newco Employees or Employee Representatives in relation to the Separation, Distribution, Mergers and any other consequence of the transactions contemplated by Distribution Agreement and the Merger Agreement, whether required pursuant to any Collective Bargaining Agreement, the Transfer Regulations or other applicable Law.

(b) NetScout shall and shall cause its Subsidiaries and Merger Sub to comply with all requirements and obligations to inform, consult or otherwise notify any NetScout Group employees or any representatives of them in relation to the Merger and any other consequence of the transactions contemplated by this Agreement and the Merger Agreement whether required pursuant to any collective bargaining agreement applicable to NetScout employees, the Transfer Regulations or other applicable Law.

Section 2.12 Certain Requirements. Notwithstanding anything in this Agreement to the contrary, if the terms of a Collective Bargaining Agreement or applicable Law require that any assets or Liabilities be retained by the Danaher Group or transferred to or assumed by the Newco Group or NetScout in a manner that is different from that set forth in this Agreement, such retention, transfer or assumption shall be made in accordance with the terms of such Collective Bargaining Agreement or applicable Law and shall not be made as otherwise set forth in this Agreement.

Section 2.13 Sharing of Information. On and after the date hereof and in each case to the extent permitted by applicable Law, Danaher shall, and shall cause each member of the Danaher Group to use reasonable efforts to (i) share any materials and documents with Newco and NetScout that are reasonably determined to be necessary to permit Newco and NetScout to effectuate the provisions of this Agreement and (ii) make available any Newco Employees to Newco and NetScout for purposes of making any communications to such Newco Employees relating to the provisions of this Agreement; provided that Danaher shall be permitted to have a representative present at any meeting between Newco or NetScout and a Newco Employee that occurs prior to the Effective Time.

ARTICLE III

DEFINED BENEFIT PLANS

Section 3.1 U.S. Retirement Plan Participation. Danaher shall retain all assets and Liabilities relating to the Danaher U.S. Retirement Plan, including Liabilities in respect of pension benefits accrued thereunder by Newco Employees through the Effective Time. No assets or Liabilities of a Danaher U.S. Retirement Plan shall be transferred to a retirement plan maintained by Newco, NetScout or any of their respective Affiliates following the Effective Time. No Newco Employee will accrue benefits under the Danaher U.S. Retirement Plan after the Effective Time.

Section 3.2 Non-U.S. Retirement Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Danaher Non-U.S. Retirement Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Danaher Non-U.S. Retirement Plan.

(b) To the extent required by applicable Law, NetScout shall, or shall cause a member of the NetScout Group to, use its reasonable efforts to establish or maintain one or more defined benefit retirement plans (such defined benefit plan or plans, the “NetScout Non-U.S. Retirement Plans”) in which each Newco Employee who participated in a Danaher Non-U.S. Retirement Plan immediately prior to the Separation Time will be eligible to participate as soon as practicable following the Effective Time, with terms substantially similar to the terms of the applicable Danaher Non-U.S. Retirement Plan as in effect immediately prior to the Separation Time. To the extent required by Law, Danaher shall cause the Danaher Non-U.S. Retirement Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Retirement Plans to accept a transfer of) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Danaher Non-U.S. Retirement Plans and Danaher shall cause the Danaher Non-U.S. Retirement Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Retirement Plans to accept a transfer of) assets in an amount equal to the Liabilities so transferred (such transfers, the “Pension Transfers”). In the event that a Danaher Non-U.S. Retirement Plan is unable to transfer assets in an amount equal to the Liabilities transferred in connection with the Pension Transfers, Danaher shall transfer to NetScout an amount of cash equal to the difference between the Liabilities transferred under the Pension Transfers and the assets transferred under the Pension Transfers. The Pension Transfers shall be effected in accordance with applicable Law and local custom and practice; provided that if the mechanism for transfer of such assets and Liabilities is not mandated by applicable Law, then the assets and Liabilities relating to Newco Employees in respect of any applicable Danaher Non-U.S. Retirement Plan in such jurisdiction will be transferred on a projected benefit obligation basis as determined in accordance with U.S. Generally Accepted Accounting Principles and based on the applicable discount rates used in the most recent financial statements relating to the applicable Danaher Non-U.S. Retirement Plan (updated as of the Effective Time). Danaher shall use commercially reasonable efforts to provide that all assets transferred in accordance with this subsection (b) shall be transferred in the form of cash, insurance contracts or marketable securities unless otherwise required by applicable Law. NetScout shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NetScout Non-U.S. Retirement Plans.

(c) To the extent required by applicable Law, and subject to any Collective Bargaining Agreement, effective as of the Effective Time, NetScout or NetScout Group member shall assume sponsorship of, and shall retain or assume all assets and benefit Liabilities relating to, any Danaher Non-U.S. Retirement Plan in which all participants immediately prior to the Effective Time are Newco Employees or Newco Benefit Arrangement that is a defined benefit retirement plan. If the assets held by any Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement assumed or retained under this Section 3.2(c) are less than the Liabilities accrued under such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement (determined on a projected benefit obligation basis), Danaher shall transfer to NetScout an amount of cash equal to the difference between the assets held by such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement and such Liabilities. Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and the Newco Indemnitees for any Losses or Liabilities (other than Liabilities for benefit payments) related to or arising under any Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement assumed or retained under this Section 3.2(c) which are related to any act or omission or operation of such Danaher Non-U.S. Retirement Plan or Newco Benefit Arrangement occurring prior to the Effective Time.

(d) Except as specifically provided in this Section 3.2, no member of the NetScout Group shall have any Liability with respect to any Danaher Non-U.S. Retirement Plan or other Danaher Benefit Arrangement that is a defined benefit retirement plan (including for the avoidance of doubt any “Section 75” debt arising from any Danaher Benefit Arrangement that is a United Kingdom retirement plan).

ARTICLE IV

DEFINED CONTRIBUTION PLANS

Section 4.1 U.S. Savings Plan Participation.

(a) Effective as of the Effective Time, (i) the participation of each Newco Employee who is a participant in a Danaher U.S. Savings Plan shall automatically cease and (ii) Danaher shall cause each such Newco Employee to become fully vested in such Newco Employee’s account balances under such Danaher U.S. Savings Plan.

(b) Effective no later than the Effective Time, NetScout shall, or shall cause a member of the NetScout Group to, use its reasonable effort to establish or maintain one or more defined contribution savings plans and related trusts that satisfy the requirements of Sections 401(a) and 401(k) of the Code (such defined contribution savings plan or plans, the “NetScout U.S. Savings Plans”) in which each Newco Employee who participated in a Danaher U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms that are fully equivalent to those provided by NetScout to similarly situated employees of NetScout as of the Effective Time.

(c) NetScout shall use reasonable efforts, or shall cause a member of the NetScout Group to use reasonable efforts, to take all necessary actions to cause the applicable NetScout U.S. Savings Plan in which a Newco Employee is eligible to participate to permit each such Newco Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code and inclusive of any loans), in the form of cash, notes or shares of Danaher Common Stock, as applicable, in an amount equal to the full account balance distributed to such Newco Employee from the Danaher U.S. Savings Plan to the applicable NetScout U.S. Savings Plan.

(d) NetScout shall cause the NetScout U.S. Savings Plan to provide that all shares of Danaher Common Stock transferred into the NetScout U.S. Savings Plan in connection with Section 4.1(c) shall, to the extent still held under the NetScout U.S. Savings Plan, be maintained under the NetScout U.S. Savings Plan in compliance with all requirements of ERISA and applicable Laws; provided that NetScout shall not be required to permit the investment of contributions made after the Closing Date into Danaher Common Stock, but will be required to permit Newco Employees who participate in the NetScout U.S. Savings Plan to continue to hold shares of Danaher Common Stock transferred into the NetScout U.S. Savings Plan in connection with Section 4.1(c) through a self-directed brokerage account under the NetScout U.S. Savings Plan.

Section 4.2 Non-U.S. Savings Plan Participation.

(a) Subject to any Collective Bargaining Agreement and applicable Law, effective as of the Effective Time, the participation of each Newco Employee who is a participant in a Danaher Non-U.S. Savings Plan shall automatically cease and no Newco Employee shall thereafter accrue any benefits under any such Danaher Non-U.S. Savings Plan.

(b) To the extent required by applicable Law, NetScout shall, or shall cause a member of the NetScout Group to, establish or maintain one or more plans in which each Newco Employee who participated in a Danaher Non-U.S. Savings Plan immediately prior to the Separation Time will be eligible to participate as of the Effective Time, with terms (excluding employer contributions) no less favorable than the terms of the applicable Danaher Non-U.S. Savings Plan as in effect immediately prior to the Separation Time (such plan or plans, the “NetScout Non-U.S. Savings Plans”). To the extent required by Law, Danaher shall cause the Danaher Non-U.S. Savings Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Savings Plans to accept a transfer of) Liabilities in respect of the obligations to or otherwise in respect of Newco Employees under the Danaher Non-U.S. Savings Plans and Danaher shall cause the Danaher Non-U.S. Savings Plans to transfer (and NetScout shall cause the NetScout Non-U.S. Savings Plans to accept a transfer of) assets in an amount equal to the Liabilities so transferred (such transfers, the “Savings Transfers”). In the event that a Danaher Non-U.S. Savings Plan is unable to transfer assets in an amount equal to the Liabilities transferred in connection with the Savings Transfers, Danaher shall transfer to NetScout an amount of cash equal to the difference between the Liabilities transferred under the Savings Transfers and the assets transferred under the Savings Transfers. Except as otherwise agreed by the Parties after the date hereof, such transfer shall be effected in accordance with applicable Law and local custom and practice. NetScout shall be responsible for any and all Liabilities (including Liability for funding) and other obligations with respect to the NetScout Non-U.S. Savings Plans.

(c) To the extent required by applicable Law, and subject to any Collective Bargaining Agreement, effective as of the Effective Time, NetScout shall assume sponsorship of, and shall retain or assume all assets and benefit Liabilities relating to any Danaher Non-U.S. Savings Plan in which all participants immediately prior to the Effective Time are Newco Employees or Newco Benefit Arrangement that is a defined contribution plan. Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and the Newco Indemnitees for any Losses or Liabilities (other than Liabilities for benefit payments) related to or arising under any Danaher Non-U.S. Savings Plan or Newco Benefit Arrangement assumed or retained under this Section 4.2(c) which are related to any act or omission or operation of such Danaher Non-U.S. Savings Plan or Newco Benefit Arrangement occurring prior to the Effective Time.

(d) Except as specifically provided in this Section 4.2, no member of the NetScout Group shall have any Liability with respect to any Danaher Non-U.S. Savings Plan or other Danaher Benefit Arrangement that is a retirement plan.

ARTICLE V

HEALTH AND WELFARE PLANS

Section 5.1 Health and Welfare Plan Participation. Subject and in addition to the Newco Group’s obligations in relation to employees who transfer to Newco Group at the Separation Time pursuant to the Transfer Regulations, effective no later than the Effective Time, NetScout shall or shall cause a member of the NetScout Group to use reasonable efforts to establish or maintain health and welfare plans (which term shall be limited to medical, dental, vision, disability and life insurance coverage) for the benefit of each Newco Employee with terms that are fully equivalent to those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the Effective Time (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

Section 5.2 Certain Liabilities.

(a) With respect to employee welfare and fringe benefits, (i) Danaher shall fully perform, pay and discharge, under the Danaher Welfare Plans, all claims of Newco Employees that are incurred but not paid prior to the Effective Time and (ii) NetScout shall fully perform, pay and discharge, under the NetScout Welfare Plans, from and after the Effective Time, all claims of Newco Employees that are incurred from and after the Effective Time under the applicable Newco Benefit Arrangement.

(b) For purposes of this Section 5.2, a claim or Liability is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim or Liability, (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim or Liability and (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim or Liability.

Section 5.3 Time-Off Benefits. Unless otherwise required in a Collective Bargaining Agreement or by applicable Laws, (i) Newco shall credit each Newco Employee as of the Separation Time with the amount of accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Danaher Group as of immediately before the Separation Time, (ii) NetScout shall cause each Newco Employee to be eligible to use on or before December 31 of the year following the Effective Time any accrued but unused vacation time, paid time off and other time-off benefits as such Newco Employee had with Danaher as of immediately before the Effective Time to the extent in excess of the amount that would have been available to the Newco Employee had the Newco Employee’s service with Newco been treated as service with NetScout, (iii) NetScout may cause each Newco Employee to forfeit any excess amount not used in accordance with the foregoing clause (ii), and (iv) as of the Effective Time, each Newco Employee shall be subject to NetScout’s vacation policy (pro-rated as of the Effective Time) for the year in which the Closing occurs; provided, however, that NetScout shall provide Newco Employees with credit for employment service with Danaher for purposes of determining each Newco Employee’s eligibility for and future accruals of vacation days under the NetScout vacation policy. Time-off benefits for Newco Employees will be fully equivalent to those provided by NetScout to similarly situated employees of NetScout in the applicable jurisdiction as of the date hereof (which for U.S. Newco Employees shall be determined by reference to the benefits as described in the NetScout 2014 Summary of Benefits as may be amended for all NetScout U.S. employees).

ARTICLE VI

EXECUTIVE BENEFIT PLANS

Section 6.1 Non-Qualified Deferred Compensation Plans. Effective as of the Effective Time, the active participation of each Newco Employee who is a Participant in a Danaher NQDC Plan shall cease. NetScout shall have no obligation to establish and maintain a NQDC Plan for the benefit of Newco Employees and Danaher shall retain all assets and Liabilities in respect of the Danaher NQDC Plan.

ARTICLE VII

TREATMENT OF DANAHER EQUITY AWARDS

Section 7.1 Retained Danaher Equity Awards.

(a) Treatment of Vested Danaher Options. Each Danaher Option that is vested and exercisable as of immediately before the Effective Time shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the Closing Date, or, in the case of a Danaher Option held by a Delayed Transfer Newco Employee, for ninety (90) days after the date such individual becomes a Newco Employee, provided that in no event shall any such Danaher Option remain exercisable after the expiration of its term. Any such Danaher Option that remains unexercised as of the end of such ninety (90) day period shall terminate and be forfeited without the payment of any consideration to the holder thereof.

(b) Treatment of Unvested Danaher Options Scheduled to Vest Prior to August 4, 2015. If the Closing Date occurs before August 4, 2015, each Danaher Option that is scheduled to vest in accordance with its terms on or after the Closing Date but on or before August 4, 2015, shall continue to vest in accordance with its terms and shall remain exercisable for a period of ninety (90) days commencing on the day immediately following the vesting date of such Danaher Option, or, in the case of a Danaher Option held by a Delayed Transfer Newco

Employee, ninety (90) days after such individual becomes a Newco Employee, provided that in no event shall any such Danaher Option remain exercisable after the expiration of its term. Any such Danaher Option that remains unexercised as of the end of such ninety (90) day period shall terminate and be forfeited without the payment of any consideration to the holder thereof.

(c) Treatment of Unvested Danaher Restricted Stock Units Scheduled to Vest Prior to August 4, 2015. If the Closing Date occurs before August 4, 2015, each Danaher Restricted Stock Unit that is scheduled to vest in accordance with its terms on or after the Closing Date but on or before August 4, 2015, shall continue to vest and shall be settled in accordance with its terms.

(d) Tax and Regulatory Compliance for Retained Danaher Equity Awards. To the extent any member of the Newco Group is subject to Tax withholding, reporting, remitting or payment obligations or any regulatory filing obligation in connection with the Retained Danaher Equity Awards, the Parties agree to cooperate to ensure that such obligations are met and that any Employment Taxes payable by any member of the Newco Group in connection with such Retained Danaher Equity Award shall be paid by Danaher.

Section 7.2 Cancelled Danaher Equity Awards. Each (i) Danaher Option that is unvested as of immediately before the Effective Time, or, in the case of a Danaher Option held by a Delayed Transfer Newco Employee that is unvested as of the date such individual becomes a Newco Employee, (other than with respect to any such Danaher Option that is subject to Section 7.1(b) hereof) (together, the “Cancelled Danaher Options”) and (ii) Danaher Restricted Stock Unit that is unvested as of immediately before the Effective Time, or in the case of a Danaher Restricted Stock Unit held by a Delayed Transfer Newco Employee that is unvested as of the date such individual becomes a Newco Employee (other than with respect to any such Danaher Option that is subject to Section 7.1(c) hereof) (together, the “Cancelled Danaher Restricted Stock Units” and together with the Cancelled Danaher Options, the “Cancelled Danaher Equity Awards”) shall, effective as of immediately before the Effective Time or as of the date a Delayed Transfer Newco Employee becomes a Newco Employee, as applicable, be cancelled by Danaher without the payment by Danaher of any consideration to the holder thereof.

Section 7.3 NetScout Retention Awards. NetScout will, as soon as practicable following the Closing Date, and in any event within thirty (30) days after the Closing Date, or, in the case of a Delayed Transfer Newco Employee who becomes a Newco Employee after the Closing Date, within thirty (30) days after such individual becomes a Newco Employee, provide the following to each Newco Employee who is a holder of a Cancelled Danaher Equity Award:

(a) A cash retention award with a value equal to one-half of such Newco Employee’s Cancelled Danaher Equity Award Value, payable on the later of (i) the first anniversary of the Closing Date and (ii) August 4, 2016, in each case subject to the Newco Employee’s continued employment with Newco, NetScout or a member of the NetScout Group through the applicable date and payable no later than ten (10) Business Days thereafter. Danaher shall, within twenty (20) Business Days following the date on which NetScout provides it with written evidence of the making of such cash retention payments, pay to NetScout or the applicable member of the NetScout Group an amount equal to (i) the sum of such cash retention payments and any Employment Taxes payable by NetScout or the applicable member of the NetScout Group in connection therewith, less (ii) the value of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis realizable by NetScout and any member of the NetScout Group as a result of the payment of the such cash retention payments and any related Employment Taxes (the “Tax Benefit Amount”). The amount of such Employment Taxes and the Tax Benefit Amount shall be reasonably determined in good faith by NetScout in consultation with Danaher; and

(b) A number of NetScout Restricted Stock Units (rounded up to the nearest whole share) equal to the quotient of (i) no less than one-half of such Newco Employee’s Cancelled Danaher Equity Award Value and (ii) the NetScout Closing Trading Price; provided, however, that notwithstanding the above, the maximum aggregate value of the NetScout Restricted Stock Units that will be awarded under this Section 7.3(b) will not exceed $15 million (“RSU Cap”), where the “value” of a NetScout Restricted Stock Unit for this purpose is equal to the NetScout Closing Trading Price. The NetScout Restricted Stock Units granted in accordance with this Section 7.3(b) shall be subject to the terms and conditions of the applicable stock plan maintained by NetScout pursuant to which they are granted and an award agreement provided by NetScout thereunder. If the RSU Cap applies, the reduction to the number of NetScout Restricted Stock Units awarded with respect to each Cancelled Danaher Equity Award will occur on a pro rata basis.

Section 7.4 Necessary Actions. The Parties shall, as soon as practicable after the date hereof and in no event later than the Business Day prior to the Closing Date, take all actions as may be necessary to implement the provisions of this Section 7, including adopting any necessary resolutions and making any required plan amendments and award modifications and obtaining any required consents from Newco Employees.

Section 7.5 Adjustments. Each Danaher Option and Danaher Restricted Stock Unit shall at all times remain subject to adjustment in accordance with the terms and conditions of the applicable Danaher Stock Plan and award agreement.

Section 7.6 SEC Registration. All shares of common stock of NetScout to be issued in respect of the NetScout Restricted Stock Units shall be subject to an effective registration statement on Form S-8 (or another appropriate form) maintained by NetScout. NetScout shall use reasonable best efforts to keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any such NetScout Restricted Stock Units remain outstanding.

Section 7.7 Compliance. In the event that the treatment specified in this Section 7 hereof does not comply with applicable Law or results in adverse Tax consequences to the Parties or any Newco Employees (or if it would be onerous, as determined by NetScout, to comply with applicable Law in order to provide such treatment), the Parties agree to negotiate in good faith alternative treatment that complies with applicable Law and does not result in adverse Tax consequences to the Parties or any Newco Employees.

ARTICLE VIII

ADDITIONAL COMPENSATION MATTERS

Section 8.1 Workers’ Compensation Liabilities. Effective as of the Effective Time, NetScout shall assume all Liabilities (other than any Liabilities related to medical or other similar services performed, or compensation in respect of lost work for periods, prior to the Effective Time) for Newco Employees related to any and all workers’ compensation claims and coverage, whether arising under any law of any state, territory, or possession of the U.S. or the District of Columbia, and arising at or after the Effective Time, and NetScout shall be fully responsible for the administration of all such claims. If NetScout is unable to assume any such Liability or the administration of any such claim because of the operation of applicable state law or for any other reason, Danaher shall retain such Liabilities and NetScout shall reimburse and otherwise fully indemnify Danaher for all such Liabilities, including the costs of administering the plans, programs or arrangements under which any such Liabilities have accrued or otherwise arisen. Danaher shall retain all Liabilities for workers’ compensation claims to the extent arising prior to the Effective Time.

Section 8.2 Code Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary, the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein with respect to the payment of compensation to ensure that (i) a federal income Tax deduction for the payment of such compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such compensation does not cause the imposition of a Tax under Section 409A of the Code. In no event, however, will any Party be liable to another in respect of any Taxes imposed under, or any other costs or Liabilities relating to, Section 409A of the Code or the denial of any Tax deduction by reason of Section 162(m) of the Code.

Section 8.3 Certain Payroll and Bonus Matters.

(a) Post-Distribution Payroll for Pre-Distribution Service. In the case of each Newco Employee, the employer of such individual as of immediately before the Closing Date shall be responsible for paying (and the W-2 and other payroll reporting obligations for) the payroll amount due to such individual for the payroll period (or portion thereof) ending on the Closing Date, unless otherwise agreed to by Danaher and NetScout.

(b) Annual Bonus Programs. As soon as practicable following the Effective Time, Danaher shall for each Newco Employee either (i) pay to NetScout or Newco who shall apply for the benefit of the relevant Newco Employee; or (ii) reimburse NetScout or Newco, in either case an amount equal to (A) for the fiscal year ending immediately prior to the Effective Time, any accrued but unpaid bonus for an Newco Employee and (B) for the fiscal year in which the Effective Time occurs, the product of (1) the annual cash incentive bonus (if any) the Newco Employee could have earned for the year during which the Effective Time occurs based on projected actual performance for the full year as determined by Danaher in good faith as of the Effective Time and (2) a fraction, the numerator of which is the number of days elapsed in the applicable bonus period through the Effective Time and the denominator of which is 365.

Section 8.4 Danaher Retention Plan. Danaher may, in its sole discretion, implement and adopt a cash retention plan for certain Newco Employees as set forth on Annex A hereto.

Section 8.5 Employee Stock Purchase Plan. Each Newco Employee (other than any Newco Employees outside of the United States or who are otherwise ineligible to participate under the applicable terms) will be immediately eligible to participate in the NetScout Systems, Inc. Amended and Restated 2011 Employee Stock Purchase Plan or a successor plan (the “ESPP”) on the same basis as similarly situated NetScout employees as of the first offering date thereunder on or after the Closing Date.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification by the Parties. Except as otherwise specifically set forth in any provision of this Agreement (including Section 2.1(c)), (i) Danaher shall indemnify, defend and hold harmless the NetScout Indemnitees and Newco Indemnitees from and against, and shall reimburse such Indemnitees with respect to, any and all Losses that result from, relate to or arise, whether prior to or following the Distribution, any breach by any member of the Danaher Group of any provision of this Agreement and (ii) NetScout and Newco shall, on a joint and several basis, indemnify, defend and hold harmless the Danaher Indemnitees from and against, and shall reimburse such Danaher Indemnitees with respect to, any and all Losses that proximately result from, relate to or arise, whether prior to, at or following the Separation Time, any breach by any member of the NetScout Group or Newco Group of any provision of this Agreement.

Section 9.2 Procedures for Indemnification.

(a) An Indemnitee shall give the Indemnifying Party notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third-Party Claim which shall be governed by Section 9.2(b)), within twenty (20) Business Days of such determination, stating the amount of the Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure.

(b) If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement or an Affiliate of a Party (a “Third-Party Claim”) as to which such Indemnitee is or reasonably expects to be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party that is or may be required pursuant to this Article IX to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim promptly (and in any event within thirty (30) calendar days) after receipt by such Indemnitee of written notice of the Third-Party Claim; provided, that the failure to provide notice of any such Third-Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been materially prejudiced as a result of such failure (except that the Indemnifying Party or Parties shall not be liable for any expenses incurred by the Indemnitee in defending such Third-Party Claim during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third-Party Claim.

(c) An Indemnifying Party shall be entitled (but shall not be required) to assume, control the defense of, and settle any Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, which counsel must be reasonably acceptable to the applicable Indemnitees, if it gives written notice of its intention to do so and agreement that the Indemnitee is entitled to indemnification under this Article IX to the applicable Indemnitees within thirty (30) calendar days of the receipt of notice from such Indemnitees of the Third-Party Claim. After such notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent and material Information and materials in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, that such access shall not require the Indemnitee to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnitee, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(d) Notwithstanding anything to the contrary in this Section 9.2, in the event that (i) an Indemnifying Party elects not to assume responsibility for defending a Third-Party Claim, (ii) there exists a conflict of interest or potential conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), (iii) any Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee, (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnitee within thirty (30) calendar days after notice from the Indemnitee of such Third-Party Claim or (v) the party making such Third-Party Claim is a Governmental Authority with regulatory authority over the Indemnitee or any of its material assets, such Indemnitee(s) shall be entitled to assume the defense of such Third-Party Claim, at the Indemnifying Party’s expense, with counsel of such Indemnitee’s choosing. If the Indemnitee is conducting the defense against any such Third-Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee all witnesses, pertinent and material Information and materials in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law.

(e) No Indemnitee may settle or compromise any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an Indemnifying Party has failed to assume the defense of the Third-Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third-Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted, that such Indemnifying Party does not approve of the quality or manner of the defense thereof or that such Third-Party Claim was incurred by reason of a settlement rather than by a judgment or other determination of liability.

(f) In the case of a Third-Party Claim, no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third-Party Claim without the consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against any Indemnitee, does not release the Indemnitee from all liabilities and obligations with respect to such Third-Party Claim or includes an admission of guilt or liability on behalf of the Indemnitee.

(g) Except as otherwise provided in Section 11.3, the indemnification provisions of this Article IX shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or Losses resulting from any breach of this Agreement, and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article IX against any Indemnifying Party.

Section 9.3 Indemnification Obligations Net of Proceeds Received from Third Parties.

(a) Any Liability subject to indemnification or contribution pursuant to this Article IX will be net of any proceeds received by the Indemnitee from any third party (net of any deductible or retention amount or any other third party costs or expenses incurred by the Indemnifying Party in obtaining such recovery, including any increased insurance premiums) for indemnification for such Liability that actually reduce the amount of the Liability (“Third-Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article IX to any Indemnitee pursuant to this Article IX will be reduced by Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Third-Party Proceeds to which the Indemnitee is entitled in connection with any Liability for which the Indemnitee seeks contribution or indemnification pursuant to this Article IX; provided, that the Indemnitee’s inability to collect or recover any such Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

Section 9.4 Certain Actions; Substitution; Subrogation.

(a) Certain Actions. Notwithstanding anything to the contrary set forth in Section 9.2, Danaher may elect to have exclusive authority and control over the investigation, prosecution, defense and appeal of any and all Actions pending at the Separation Time which otherwise would be subject to this Article IX and as to which a member of the Danaher Group (other than Newco and the Newco Subs) is also named as a target or defendant thereunder; provided, however, that (i) Danaher and Newco shall investigate, prosecute, defend and/or appeal such Actions in good faith, (ii) Danaher shall reasonably consult with Newco on a regular basis with respect to strategy and developments with respect to any such Action, (iii) Newco shall have the right to participate in (but not control) and employ separate counsel in connection with the defense, compromise or settlement of such Action at its own cost and expense and (iv) Danaher must obtain the written consent of Newco, such consent not to be unreasonably withheld, conditioned or delayed, to settle or compromise or consent to the entry of judgment with respect to such Action if such settlement, consent or judgment would require Newco (or any of its Affiliates) to admit any guilt or fault or incur any Liability, does not release such Party (or any of its Affiliates) completely in connection with such Action, or imposes injunctive or other equitable relief against Newco (or any of its Affiliates). After any such compromise, settlement, consent to entry of judgment or entry of judgment, Danaher and Newco shall agree upon a reasonable allocation to Newco of, and Newco shall be responsible for or receive, as the case may be, Newco’s proportionate share of any such compromise, settlement, consent or judgment attributable to Newco, including its proportionate share of the reasonable costs and expenses associated with defending the same.

(b) Substitution. In the event of an Action that involves solely matters that are indemnifiable and in which the Indemnifying Party is not a named defendant, if either the Indemnitee or the Indemnifying Party so requests, the Parties shall use commercially reasonable efforts to substitute the Indemnifying Party for the named but not liable defendant to be removed from such Action and such defendants shall not be required to make any payments or contribution in connection therewith (regardless if such removal is successful or not). If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the Parties regarding indemnification and the management of the defense of claims as set forth in this Article IX shall not be affected.

(c) Subrogation. In the event of payment by or on behalf of any Indemnifying Party to or on behalf of any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee, in whole or in part based upon and in proportion to the amount of the Indemnitee’s Liability that the Indemnifying Party has paid, as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

Section 9.5 Payments. Indemnification required by this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or a Loss or Liability incurred.

ARTICLE X

GENERAL AND ADMINISTRATIVE

Section 10.1 Sharing of Information. To the extent permitted by applicable Law, Danaher, Newco and NetScout shall provide to each other and their respective agents and vendors all Information (other than attorney-client privileged Information or attorney work product) as the other may reasonably request to enable the requesting Party to defend or prosecute claims, administer efficiently and accurately each of its Benefit Arrangements (including in connection with audits or other proceedings maintained by any Governmental Authority), to timely and accurately comply with and report under Section 14 of the Securities Exchange Act of 1934, as amended and the Code, to determine the scope of, as well as fulfill, its obligations under this Agreement, and otherwise to comply with provisions of applicable Law. Danaher shall comply with all applicable data privacy Laws and requirements when collecting, processing, sharing and/or transferring information relating to an individual or which on its own or with other information may identify or be used to identify an individual. Such Information shall, to the extent reasonably practicable, be provided in the format and at the times and places requested, but in no event shall the Party providing such Information be obligated to incur any out-of-pocket expenses not reimbursed by the Party making such request or make such Information available outside of its normal business hours and premises. Any Information shared or exchanged pursuant to this Agreement shall be subject to the confidentiality requirements set forth in Article VII of the Distribution Agreement; provided, that, notwithstanding anything in such Article VII and without otherwise limiting the provisions of such Article VII, each of the Parties shall comply with any requirement of applicable Law in regard to the confidentiality of the Information (whether relating to employee records or otherwise) that is shared with another Party in accordance with this Section 10.1. The Parties also hereby agree to enter into any business associate agreements that may be required for the sharing of any Information pursuant to this Agreement to comply with the requirements of HIPAA. The Parties shall use their best efforts to secure Consents from employees, former employees and their respective dependents to the extent required by Law or otherwise to permit the Parties to share Information as contemplated in this Section 10.1.

Section 10.2 Reasonable Efforts/Cooperation. (i) Each of the Parties shall use reasonable best efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by and carry out the intent and purposes of this Agreement, including adopting plans or plan amendments and using reasonable best efforts to obtain satisfaction of the conditions precedent to each Party’s obligations hereunder within its reasonable control and to perform all covenants and agreements herein applicable to such Party and (ii) none of the Parties will, without the prior written consent of any other applicable Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

Without limiting the generality of the foregoing, where the cooperation of third parties, such as insurers or trustees, would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use reasonable best efforts to cause such third parties to provide such cooperation. Without limiting the foregoing provisions of this Section 10.2, each of the Parties shall cooperate fully on any issue relating to the transactions contemplated by this Agreement for which the other Party seeks a determination letter or private letter ruling from the IRS, an advisory opinion from the Department of Labor or any other filing, consent or approval with respect to or by a Governmental Authority.

Section 10.3 Employer Rights. Without limiting Section 2.8 and except as otherwise expressly provided in this Agreement (including Section 2.2), nothing in this Agreement shall prohibit any Party or any of their respective Affiliates from amending, modifying or terminating any of their respective Benefit Arrangements at any time within their sole discretion.

Section 10.4 Effect on Employment. Without limiting Section 2.3 or Section 2.4, except as expressly provided in this Agreement, the mere occurrence of the Separation, Distribution or Mergers shall not cause any employee to be deemed to have incurred a termination of employment which entitles such individual to the commencement of benefits under any of the Danaher Benefit Arrangements (provided that Newco Employees may become eligible for a distribution from the Danaher U.S. Savings Plan, a Danaher Non-U.S. Savings Plan or the Danaher NQDC Plan, in each case in accordance with the terms of the applicable plan).

Section 10.5 Consent of Third Parties. If any provision of this Agreement is dependent on the Consent of any third party and such Consent is withheld, the Parties hereto shall use their reasonable best efforts to implement the applicable provisions of this Agreement to the fullest extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, the Parties hereto shall negotiate in good faith to implement the provision (as applicable) in a mutually satisfactory manner.

Section 10.6 Access to Employees. On and after the Effective Time, Danaher, Newco and NetScout shall, and shall cause each of their respective Affiliates to, use their reasonable efforts to make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any legal or administrative Action (other than a legal action between or among any of the Parties) to which any employee, director or Benefit Arrangement of the Danaher Group, Newco Group or NetScout Group is a party and which relates in any way to their respective employment or to their respective Benefit Arrangements prior to the Effective Time. The Party to whom an employee is made available in accordance with this Section 10.6 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses.

Section 10.7 Beneficiary Designation/Release of Information/Right to Reimbursement. To the extent permitted by applicable Law and except as otherwise provided for in this Agreement, all beneficiary designations, authorizations for the release of Information and rights to reimbursement made by or relating to Newco Employees under Danaher Benefit Arrangements shall be transferred to and be in full force and effect under the corresponding NetScout Benefit Arrangements until such beneficiary designations, authorizations or rights are replaced or revoked by, or no longer apply, to the relevant Newco Employee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Entire Agreement. This Agreement, the Confidentiality Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements, including any related annexes, schedules and exhibits, as well as any other agreements and documents referred to herein and therein, shall together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and shall supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter.

Section 11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.3 Specific Performance; Jurisdiction. The Parties understand and agree that the covenants and agreements on each of their parts herein contained are uniquely related to the desire of the Parties and their respective Affiliates to consummate the Transactions, that the Transactions are a unique business opportunity at a unique time for each of Danaher, NetScout and Newco and their respective Affiliates, and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms, and further agree that, although monetary damages may be available for the breach of such covenants and agreements, monetary damages would be an inadequate remedy therefor. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 11.3 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the Parties (including NetScout for so long as the Merger Agreement has not been terminated in accordance with its terms) hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 11.3, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 11.4 Waiver of Jury Trial. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided, that the facsimile transmission is promptly confirmed and any facsimile transmission received after 5:00 p.m. Eastern time shall be deemed received at 9:00 a.m. Eastern time on the following Business Day, (c) when delivered, if delivered personally to the intended recipient and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party:

(a)	If to NetScout or Newco:

NetScout Systems, Inc. 310 Littleton Road
Westford, Massachusetts 01886
Attn: Anil K. Singhal, CEO Email: Anil.Singhal@netscout.com Facsimile: (978) 614-4004 with a copy to (which shall not constitute notice):

Cooley LLP
500 Boylston Street, 14th Floor
Boston, MA 02116
	Attn:	Miguel J. Vega
Barbara Borden
	Facsimile:	(617) 937-2400

and with a copy to (which shall not constitute notice):

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA 94304
Attn: Matthew Gemello
Facsimile: (650) 856-9299

(b)	If to Danaher:

c/o Danaher Corporation
2200 Pennsylvania Ave., NW - Suite 800W
Washington, DC 20037-1701
	Attn:	Attila Bodi
	Email:	attila.bodi@danaher.com
	Facsimile:	(202) 419-7676
	Attn:	Jonathan Schwarz
	Email:	jonathan.schwarz@danaher.com
	Facsimile:	(202) 419-7668

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
	Attn:	Joseph A. Coco
Thomas W. Greenberg
	Facsimile:	(212) 735-2000

or to such other address(es) as shall be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 11.5. Any notice to Danaher will be deemed notice to all members of the Danaher Group, and any notice to Newco will be deemed notice to all members of the Newco Group.

Section 11.6 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived, provided, that any such amendment or waiver shall be binding upon a Party only if such waiver is set forth in a writing executed by such Party and any such amendment shall be effective only if set forth in a writing executed by each of the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement or any such waiver of any provision of this Agreement must satisfy the conditions set forth in Section 11.6(a) and shall be effective only to the extent in such writing specifically set forth.

Section 11.7 Termination. This Agreement shall terminate without further action at any time before the Closing upon termination of the Merger Agreement. If terminated, no Party shall have any Liability of any kind to the other Party or any other Person on account of this Agreement, except as provided in the Merger Agreement.

Section 11.8 No Third-Party Beneficiaries. Except for the provisions of Article IX with respect to indemnification of Indemnitees, which is intended to benefit and be enforceable by the Persons specified therein as Indemnitees, this Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Danaher Group, the Newco Group or the NetScout Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

Section 11.9 Assignability; Binding Effect. This Agreement is not assignable by any Party without the prior written consent of the other Parties and any attempt to assign this Agreement without such consent shall be void and of no effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 11.10 Construction; Interpretation. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules and Exhibits hereto shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement, the Merger Agreement, the Distribution Agreement and the other Ancillary Agreements. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 11.12 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party. No Party shall raise the use of a facsimile machine or other electronic means to deliver a signature or the fact that any signature was transmitted or communicated through the use of a facsimile machine or other electronic means as a defense to the formation of a Contract and each such Party forever waives any such defense.

Section 11.13 Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the Parties or any third party as creating the relationship of principal and agent, partnership, joint venture or joint employer relationship between or among the Parties, it being understood and agreed that no provision contained herein, and no act of the Parties, shall be deemed to create any relationship between or among the Parties other than the relationship set forth herein.

Section 11.14 Subsidiaries. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on or after the date hereof. Each of the Parties may assign to one of its respective Subsidiaries or Affiliates (including any Person which becomes a Subsidiary or Affiliate on or after the date hereof) the requirement to take any or all actions and discharge any or all obligations set forth herein to be performed or discharged by the Party. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between or among a Party and its Subsidiaries or Affiliates or to cause any such Person to be treated as the alter ego of the other.

Section 11.15 Dispute Resolution. Any controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity, termination or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby or thereby shall be subject to the dispute resolutions procedures set forth in Article VIII of the Distribution Agreement.

Section 11.16 Guarantee. Following the Effective Time, NetScout unconditionally, absolutely and irrevocably guarantees to Danaher the prompt payment, in full, when due, of any payment obligations of all members of the Newco Group under this Agreement and the other Transaction Documents after the Closing and the prompt performance, when due, of all other obligations of any member of the Newco Group under this Agreement and the other Transaction Documents after the Closing. NetScout’s obligations to Danaher under this Section 11.16 are referred to as the “Guaranteed Obligations.” The Guaranteed Obligations are absolute and unconditional, irrespective of, and NetScout hereby expressly waives to the extent permitted by law, any defense to its obligations under this Section 11.16, any circumstance whatsoever which might otherwise constitute a legal or equitable defense available to, or discharge of, a surety or a guarantor, including any right to require or claim that Danaher seek recovery directly from any member of the Newco Group in respect of the Guaranteed Obligations.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	Executive VP & CFO

POTOMAC HOLDING LLC

By:	/s/ Daniel L. Comas
Name:	Daniel L. Comas
Title:	CFO & Chief Accounting Officer

NETSCOUT SYSTEMS, INC.

By:	/s/ Anil K. Singhal
Name:	Anil K. Singhal
Title:	Chief Executive Officer